EXHIBIT I


                             JOINT FILING AGREEMENT

         Pursuant to Rule 13d-1(k) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned (each a "Reporting Person") agree that the statement on Schedule 13G to which this Exhibit I is attached (the "Schedule 13G"), and all future amendments thereto, is filed on behalf of each of them in the capacities set forth below.

         Each Reporting Person is responsible for the completeness and accuracy of the information concerning such Reporting Person contained in the Schedule 13G and all future amendments thereto. A Reporting Person is not responsible for the completeness or accuracy of the information concerning the other Reporting Person. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated:  February 11th, 2005              KONINKLIJKE PHILIPS ELECTRONICS N.V.,
                                         a Netherlands corporation


                                         By: /s/ A. Westerlaken
                                            ------------------------------------
                                         Name:  A. Westerlaken
                                         Title: General Secretary and
                                                Senior Vice President


                                         LG ELECTRONICS INC.,
                                         a Korean corporation


                                         By: /s/ K. O. Kim
                                            ------------------------------------
                                         Name:  K. O. Kim
                                         Title: Vice President &
                                                Corporate Treasurer